UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2017

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio		44258
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 27, 2017, RPM International Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale by the Company of $50 million aggregate principal amount of 5.250% Notes due 2045 (the “2045 Notes”) and $400 million aggregate principal amount of 3.750% Notes due 2027 (the “2027 Notes” and, together with the 2045 Notes, the “Notes”). The 2045 Notes are a further issuance of the $250 million aggregate principal amount of 5.250% Notes due 2045 initially issued by the Company on May 29, 2015.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities.

The foregoing description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement which is filed herewith as Exhibit 1.1 and is incorporated herein by reference. Certain of the Underwriters and their related entities have engaged and may engage in various financial advisory, commercial banking and investment banking transactions with the Company in the ordinary course of their business, for which they have received, or will receive, customary compensation and expense reimbursement.

Item 8.01	Other Events

Sale of Notes

On February 27, 2017, the Company agreed to sell $50 million aggregate principal amount of its 2045 Notes and $400 million aggregate principal amount of its 2027 Notes pursuant to the Underwriting Agreement. The sale of the Notes is expected to close on March 2, 2017. The offering of the 2045 Notes was priced at 106.232% of the $50 million principal amount of 2045 Notes to be issued, together with accrued interest to, and excluding, the closing date. At that price, the 2045 Notes have a yield to maturity of 4.839%. The offering of the 2027 Notes was priced at 99.858% of the $400 million principal amount of 2027 Notes to be issued. At that price, the 2027 Notes have a yield to maturity of 3.767%.

The expected net proceeds will be approximately $448.9 million after deducting the underwriting discount and estimated expenses related to the offering. The Company intends to use the net proceeds from the offering of the Notes to repay a portion of the outstanding borrowings under the Company’s revolving credit facility and for general corporate purposes. The outstanding borrowings under the Company’s revolving credit facility were made, in part, to pay the Company’s December 23, 2016 payment in the amount of $102.5 million to the trusts established under the bankruptcy plan for Specialty Products Holding Corp. and related entities, and to provide working capital and fund acquisitions over the past twelve months.

The offering of the Notes was registered under the Securities Act of 1933, as amended (the “Securities Act”), and is being made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-195132) and the Prospectus included therein (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 8, 2014, and the Prospectus Supplement relating thereto dated February 27, 2017 and filed with the Commission on March 1, 2017 pursuant to Rule 424(b)(5) promulgated under the Securities Act.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated February 27, 2017, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the Underwriters.

5.1	Opinion of Calfee, Halter & Griswold LLP

5.2	Opinion of Harter Secrest & Emery LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.
(Registrant)

Date March 2, 2017

/s/ Edward W. Moore
Edward W. Moore Senior Vice President, General Counsel and Chief Compliance Officer

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement, dated February 27, 2017, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the Underwriters.

5.1	Opinion of Calfee, Halter & Griswold LLP

5.2	Opinion of Harter Secrest & Emery LLP